Exhibit 99.1

FOR IMMEDIATE RELEASE

October 26, 2010

CONTACT:

Investors - (301) 968-9300

Media - (301) 968-9400

AGNC REPORTS $1.69 EARNINGS PER SHARE

AND $23.43 BOOK VALUE PER SHARE

Bethesda, MD – October 26, 2010 – American Capital Agency Corp. (“AGNC” or the “Company”) (Nasdaq: AGNC) today reported net income for the third quarter of 2010 of $60.0 million, or $1.69 per share, and book value of $23.43 per share.

THIRD QUARTER 2010 FINANCIAL HIGHLIGHTS

•	$1.69 per share of net income

•	$1.11 per share, excluding $0.59 per share of other investment related income and $0.01 per share of accrued excise tax

•	$1.59 per share of taxable income

•	$1.40 per share dividend declared

•	$0.99 per share of undistributed taxable income as of September 30, 2010

•	Undistributed taxable income was $39 million as of September 30, 2010, a $2 million increase from June 30, 2010

•	$0.74 per share, pro forma, when adjusted for the $328 million follow-on equity offering that settled on October 1, 2010

•	$23.43 book value per share as of September 30, 2010

•	$23.78 per share, pro forma, when adjusted for the follow-on equity offering

•	27.9% annualized return on average stockholders’ equity (“ROE”) for the quarter

OTHER HIGHLIGHTS

•	$9.7 billion portfolio value as of September 30, 2010

American Capital Agency Corp.

October 26, 2010

•	15%[1] constant prepayment rate (“CPR”) for the third quarter of 2010

•	17% Portfolio CPR in September 2010 (based on data released in October 2010)

•	9.8x2 leverage as of September 30, 2010

•	7.2x3 as of September 30, 2010, pro forma, when adjusted for the follow-on equity offering

•	8.5x average leverage for the quarter

•	2.21% annualized net interest rate spread for the quarter

•	$470 million of net proceeds raised from follow-on equity offerings

•	$328 million raised from a follow-on equity offering that settled on October 1, 2010

•	$142 million raised via the Direct Stock Purchase Plan (“DSPP”)

•	All equity raised was accretive to book value

“We continue to witness significant volatility in the markets, with interest rates falling and mortgage rates at near record lows,” said Gary Kain, Chief Investment Officer of AGNC. “As we mentioned last quarter, we continue to view managing prepayment exposure as the key to continuing to generate attractive risk-adjusted returns. Growing awareness on the part of market participants that prepayments can vary dramatically between different types of securities led to significant changes in relative prices. In fact, some securities with more favorable prepayment characteristics increased significantly in price this quarter, while comparable generic or TBA assets actually declined in price. As such, we remain extremely focused on selecting assets that we believe will produce the best risk adjusted returns, given evolving market valuations and expected performance.”

INVESTMENT PORTFOLIO

As of September 30, 2010, the Company’s investment portfolio totaled $9.7 billion of agency securities, at fair value, comprised of $5.6 billion of fixed-rate agency securities, $3.6 billion of adjustable-rate agency securities (“ARMs”) and $0.5 billion of collateralized mortgage obligations (“CMOs”) backed by fixed and adjustable-rate agency securities4. As of September 30, 2010, AGNC’s investment portfolio was comprised of 36% 30-year5 and 22% 15-year fixed-rate securities, 37% adjustable-rate securities and 5% CMOs backed by fixed and adjustable-rate agency securities.

ASSET YIELDS, COST OF FUNDS AND NET INTEREST RATE SPREAD

During the quarter, the annualized weighted average yield on the Company’s average earning assets was 3.23% and its annualized average cost of funds was 1.02%, which resulted in a net interest rate spread of 2.21%, versus the second quarter of 2010 net

[1]	Weighted average monthly annualized CPR for securities held during the quarter
[2]	Leverage calculated as total repurchase agreements, net payable for unsettled purchases and sales of securities and other debt divided by total stockholders’ equity as of September 30, 2010
[3]

Pro forma leverage calculated as total repurchase agreements, net payable for unsettled purchases and sales of securities and other debt divided by total stockholders’ equity plus $328 million of net proceeds from follow-on equity raise

[4]	CMO balance includes $19 million of fixed and adjustable rate interest-only strips
[5]	30-year fixed rate securities includes $43 million and $76 million of 20-year and 40-year fixed rate securities, respectively

American Capital Agency Corp.

October 26, 2010

interest rate spread of 2.18% (or 2.37% when excluding 0.19% of amortization expense associated with previously terminated interest rate swaps). As of September 30, 2010, the weighted average yield on the Company’s earning assets was 3.25% and its weighted average cost of funds was 1.09%. This resulted in a net interest rate spread of 2.16% as of September 30, 2010, a decrease of 22 bps from the weighted average net interest rate spread as of June 30, 2010 of 2.38%. The cost of funds at the end of the quarter was higher than the average cost of funds for the quarter because the Company increased its interest rate swap positions in anticipation of a higher repurchase agreement balance following the completed equity offering.

Premiums and discounts associated with purchases of agency securities are amortized or accreted into interest income over the life of such securities using the effective yield method. The actual CPR for the Company’s portfolio held in the third quarter of 2010 was 15%, a decrease from 28% during the second quarter of 2010. The most recent prepayment speed for the Company’s portfolio for the month of September (released in October) was 17%. The Company’s projected CPR for the remaining life of its investments as of September 30, 2010 was 18%. This reflects a decrease from 20% as of June 30, 2010. The decrease in the Company’s projected CPR is largely due to the decline in forecasted speeds for loans with high loan-to-value ratios and interest-only hybrid ARM securities.

The weighted average cost basis of the investment portfolio was 105.1% (excluding interest-only strips the weighted average cost basis was 104.8%) as of September 30, 2010. The amortization of premiums (net of any accretion of discounts) on the investment portfolio for the quarter was $30.8 million, or $0.87 per share. The unamortized net premium as of September 30, 2010 was $464.6 million.

LEVERAGE AND HEDGING ACTIVITIES

As of September 30, 2010, the Company’s $9.7 billion investment portfolio was financed with $8.0 billion of repurchase agreements, $0.1 billion of other debt6 and $0.9 billion of equity capital, resulting in a leverage ratio of 8.8x. When adjusted for the net payable for agency securities not yet settled, the leverage ratio was 9.8x as of September 30, 2010.

The leverage at the end of the quarter was significantly higher than the average leverage for the quarter of 8.5x. The Company increased its asset positions through the use of additional leverage toward the end of the quarter in anticipation of the follow-on equity raise that the Company completed on October 1, 2010. When adjusting for the approximately $328 million of net equity proceeds raised, the Company’s pro forma leverage position as of September 30, 2010 was 7.2x7. Following the completion of the equity raise, leverage has returned to levels generally consistent with the third quarter.

[6]	Other debt consists of other variable rate debt outstanding at Libor + 25 bps in connection with the consolidation of a structured transaction recorded as a financing transaction under GAAP
[7]

Pro forma leverage calculated as total repurchase agreements, net payable for unsettled purchases and sales of securities and other debt divided by total stockholders’ equity plus $328 million of net proceeds from follow-on equity raise

American Capital Agency Corp.

October 26, 2010

Of the $8.0 billion borrowed under repurchase agreements as of September 30, 2010, $3.0 billion had original maturities of 30 days or less, $3.5 billion had original maturities greater than 30 days and less than or equal to 60 days, $0.9 billion had original maturities greater than 60 days and less than or equal to 90 days and the remaining $0.6 billion had original maturities of 91 days or more. As of September 30, 2010, the Company had repurchase agreements with 21 financial institutions.

The Company’s interest rate swap positions as of September 30, 2010 totaled $4.1 billion in notional amount at an average fixed pay rate of 1.79%, a weighted average receive rate of 0.26% and a weighted average maturity of 2.9 years. During the quarter, AGNC increased its swap position by $1.1 billion in conjunction with an increase in the portfolio size. The new swap agreements entered into during the quarter have an average term of approximately 4.2 years and a weighted average fixed pay rate of 1.22%.

The Company also utilizes swaptions to help mitigate the Company’s exposure to larger changes in interest rates. During the quarter, as a result of the continued decline in interest rates, the Company exercised or net settled $300 million of receiver swaptions. As of September 30, 2010, the Company still had $200 million in payer swaptions outstanding and has purchased additional payer swaptions since the end of the quarter.

As of September 30, 2010, 50% of the Company’s repurchase agreement balance and other debt were hedged through interest rate swap agreements. This percentage does not reflect the swaps underlying the swaptions noted above and is expected to drop when purchases for future settlement dates settle.

OTHER INCOME, NET

During the quarter, AGNC produced $20.8 million in other income, net, or $0.59 per share. Other income is comprised of $24.6 million of net realized gains on sales of agency securities, $0.8 million of net realized losses on derivative and trading securities and $3.0 million of net unrealized losses, including reversals of prior period unrealized gains and losses realized during the current quarter, on derivative and trading securities that are marked-to-market in current income.

Sales of agency securities during the quarter were largely driven by actions taken by the Company in the ordinary course, in response to changing relative values perceived by the Company.

TAXABLE INCOME

For the quarter ended September 30, 2010, GAAP income exceeded taxable net income by $0.10 per share. This was comprised of $0.20 per share of net temporary differences between GAAP and taxable income related to premium amortization and net realized gains, partially offset by $0.09 per share of net unrealized losses, net of prior period reversals, associated with derivatives marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, and $0.01 per share of non-deductible excise tax.

American Capital Agency Corp.

October 26, 2010

NET ASSET VALUE

As of September 30, 2010, the Company’s net asset value per share was $23.43, or $0.11 lower than the June 30, 2010 net asset value per share of $23.54. When adjusted for the follow-on equity offering that was settled on October 1, 2010 the Company’s pro forma net asset value per share was $23.78.

THIRD QUARTER 2010 DIVIDEND DECLARATION

On September 14, 2010, the Board of Directors of the Company declared a third quarter 2010 dividend of $1.40 per share payable to stockholders of record as of September 28, 2010, which will be paid on October 27, 2010. Since its May 2008 initial public offering, AGNC has paid or declared a total of $273.2 million in dividends, or $11.86 per share. After adjusting for the third quarter 2010 accrued dividend, AGNC had approximately $39 million of undistributed taxable income as of September 30, 2010, a $2 million increase from June 30, 2010. Undistributed taxable income per share as of September 30, 2010 was $0.99 or $0.74 per share, pro forma, when adjusted for the $328 million follow-on equity offering that settled on October 1, 2010.

Financial highlights for the quarter are as follows:

AMERICAN CAPITAL AGENCY CORP.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
	(unaudited)	(unaudited)	(unaudited)
Assets:
Agency securities, at fair value (including pledged assets of $8,576,444, $6,870,710, $4,855,633 and $4,136,596 (respectively)	$9,736,463	$7,166,390	$5,240,254	$4,300,115
Cash and cash equivalents	115,266	150,081	105,264	202,803
Restricted cash	62,462	37,877	26,630	19,628
Interest receivable	42,034	35,932	26,168	22,872
Derivative assets, at fair value	11,344	7,391	8,736	11,960
Receivable for agency securities sold	350,056	311,794	273,832	47,076
Principal payments receivable	40,129	44,883	88,474	20,473
Other assets	1,052	1,139	631	757

Total assets	$10,358,806	$7,755,487	$5,769,989	$4,625,684

Liabilities:
Repurchase agreements	$7,969,399	$6,634,342	$4,651,115	$3,841,834
Other debt	80,822	—	—	—
Payable for agency securities purchased	1,223,064	201,799	436,100	180,345
Derivative liabilities, at fair value	113,900	76,220	28,689	17,798
Dividend payable	54,554	47,124	37,465	34,050
Accounts payable and other accrued liabilities	4,022	3,572	3,501	4,835

Total liabilities	9,445,761	6,963,057	5,156,870	4,078,862

Stockholders’ equity:
Preferred stock, $0.01 par value; 10,000 shares authorized, 0 shares issued and outstanding, respectively	—	—	—	—
Common stock, $0.01 par value; 150,000 shares authorized, 38,967, 33,660, and 26,760 and 24,322 shares issued and outstanding, respectively	390	337	268	243
Additional paid-in capital	880,571	738,525	569,595	507,465
Retained earnings	30,835	25,359	35,625	19,940
Accumulated other comprehensive income	1,249	28,209	7,631	19,174

Total stockholders’ equity	913,045	792,430	613,119	546,822

Total liabilities and stockholders’ equity	$10,358,806	$7,755,487	$5,769,989	$4,625,684

American Capital Agency Corp.

October 26, 2010

AMERICAN CAPITAL AGENCY CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Interest income:
Interest income	$62,600	$32,793	$151,986	$86,834
Interest expense	18,531	11,551	51,389	29,265

Net interest income	44,069	21,242	100,597	57,569

Other income, net:
Gain from sale of agency securities, net	24,565	16,070	81,558	30,418
Loss derivative instruments and trading securities, net	(3,733)	(3,435)	(19,680)	(2,567)

Total other income, net	20,832	12,635	61,878	27,851

Expenses:
Management fees	2,697	1,166	6,795	3,008
General and administrative expenses	1,926	1,474	5,394	4,498

Total expenses	4,623	2,640	12,189	7,506

Income before tax	60,278	31,237	150,286	77,914
Excise tax	250	—	250	—

Net income	$60,028	$31,237	$150,036	$77,914

Net income per common share - basic and diluted	$1.69	$1.82	$4.97	$4.95

Weighted average number of common shares outstanding - basic and diluted	35,495	17,191	30,161	15,741

Dividends declared per common share	$1.40	$1.40	$4.20	$3.75

American Capital Agency Corp.

October 26, 2010

AMERICAN CAPITAL AGENCY CORP.

KEY PORTFOLIO CHARACTERISTICS*

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009	September 30, 2009
Average agency securities, at cost	$7,751,068	$5,886,806	$4,099,855	$3,912,087	$2,992,151
Average total assets, at fair value	$8,454,760	$6,498,247	$4,591,850	$4,434,206	$3,263,632
Average repurchase agreements	$7,241,783	$5,548,225	$3,787,583	$3,637,220	$2,693,851
Average stockholders’ equity	$853,250	$705,466	$580,056	$533,453	$376,229
Fixed-rate agency securities, at fair value - as of period end	$5,647,393	$3,063,016	$1,834,924	$1,887,404	$1,272,407
Adjustable-rate agency securities, at fair value - as of period end	$3,630,469	$3,589,711	$2,710,557	$1,705,487	$1,904,184
CMO agency securities, at fair value - as of period end	$439,347	$483,667	$657,119	$707,224	$261,536
Interest-only strips agency securities, at fair value - as of period end	$19,254	$29,996	$37,654	$—	$—
Average coupon (1)	5.03%	5.20%	5.17%	5.43%	5.82%
Average asset yield (2)	3.23%	3.44%	3.78%	4.20%	4.38%
Average cost of funds (3)	1.02%	1.07%	1.23%	1.17%	1.16%
Average cost of funds - terminated swap amortization expense (4)	—	0.19%	0.39%	0.40%	0.54%
Average net interest rate spread (5)	2.21%	2.18%	2.16%	2.63%	2.68%
Net return on average equity (6)	27.91%	20.96%	37.16%	30.27%	32.94%
Leverage (average during the period) (7)	8.5:1	7.9:1	6.5:1	6.8:1	7.2:1
Leverage (as of period end) (8)	9.8:1	8.2:1	7.9:1	7.3:1	7.3:1
Expenses % of average assets (9)	0.22%	0.25%	0.31%	0.33%	0.32%
Expenses % of average stockholders’ equity (10)	2.15%	2.33%	2.42%	2.71%	2.78%
Book value per common share as of period end (11)	$23.43	$23.54	$22.91	$22.48	$22.23

*	Average numbers for each period are weighted based on days on the Company’s books and records. All percentages are annualized.
(1)	Weighted average coupon for the period was calculated by dividing the Company’s total coupon (or cash) interest income on our agency securities by the Company’s weighted average agency securities.
(2)	Weighted average asset yield for the period was calculated by dividing the Company’s average interest income on agency securities, less average amortization of premiums and discounts, by the Company’s average agency securities.
(3)	Weighted average cost of funds for the period was calculated by dividing the Company’s total interest expense, less amortization expense related to the termination of interest rate swaps, by the Company’s weighted average repurchase agreements.
(4)	Weighted average cost of funds related to terminated interest rate swap amortization expense was calculated by dividing the Company’s amortization expense by the Company’s weighted average repurchase agreements. The amortization expense associated with the termination of interest rate swaps was $ - , $2.6 million, $3.7 million, $3.7 million and $3.7 million for the respective periods presented.
(5)	Net interest rate spread for the period was calculated by subtracting the Company’s weighted average cost of funds, net of interest rate swaps and terminated swap amortization expense, from the Company’s weighted average asset yield.
(6)	Net return on average stockholders’ equity for the period was calculated by dividing the Company’s net income by the Company’s average stockholders’ equity for the period.
(7)	Leverage during the period was calculated by dividing the Company’s average repurchase agreements outstanding for the period by the Company’s average stockholders’ equity for the period.
(8)	Leverage at period end was calculated by dividing the amount outstanding under the Company’s repurchase agreements, net receivable / payable for unsettled agency securities and other debt by the Company’s total stockholders’ equity at period end.

American Capital Agency Corp.

October 26, 2010

(9)	Expenses as a % of average total assets was calculated by dividing the Company’s total expenses by the Company’s average total assets for the period.
(10)	Expenses as a % of average stockholders’ equity was calculated by dividing the Company’s total expenses by the Company’s average stockholders’ equity.
(11)	Book value per share was calculated by dividing the Company’s total stockholders’ equity by the Company’s number of shares outstanding.

DIVIDEND REINVESTMENT AND DIRECT STOCK PURCHASE PLAN

During the quarter, AGNC issued 5.3 million shares through its DSPP and DRIP raising net proceeds of approximately $142 million.

AGNC’s Dividend Reinvestment and Direct Stock Purchase Plan provide prospective investors and existing stockholders with a convenient and economical method to purchase shares of the Company’s common stock. By participating in the Plan, investors may purchase additional shares of common stock by reinvesting some or all of the cash dividends received on shares of the Company’s common stock. Investors may also make optional cash purchases of shares of the Company’s common stock subject to certain limitations detailed in the Plan prospectus. To review the Plan Prospectus, please visit the Company’s Investor Relations website at www.AGNC.com.

STOCKHOLDER CALL

AGNC invites stockholders, prospective stockholders and analysts to attend the AGNC stockholder call on October 27, 2010 at 11:00 am ET. The stockholder call can be accessed through a live webcast, free of charge, at www.AGNC.com or by dialing (877) 569-8701 (U.S. domestic) or +1 (574) 941-7382 (international). Please provide the operator with the conference ID number 16368819. If you do not plan on asking a question on the call and have access to the internet, please take advantage of the webcast.

A slide presentation will accompany the call and will be available at www.AGNC.com. Select the Q3 2010 Earnings Presentation link to download and print the presentation in advance of the Stockholder Call.

An archived audio of the stockholder call combined with the slide presentation will be made available on the Company’s website after the call on October 27. In addition, there will be a phone recording available from 2:00 pm ET October 27 until 11:59 pm ET November 10. If you are interested in hearing the recording of the presentation, please dial (800) 642-1687 (U.S. domestic) or +1 (706) 645-9291 (international). The conference ID number is 16368819.

For further information, please contact Investor Relations at (301) 968-9300 or IR@AGNC.com.

ABOUT AGNC

AGNC is a REIT that invests in agency pass-through securities and collateralized mortgage obligations for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. The Company is externally managed and advised by American Capital Agency Management, LLC, an affiliate of American Capital, Ltd. (“American Capital”). For further information, please refer to www.AGNC.com.

American Capital Agency Corp.

October 26, 2010

ABOUT AMERICAN CAPITAL

American Capital is a publicly traded private equity firm and global asset manager. American Capital, both directly and through its asset management business, originates, underwrites and manages investments in middle market private equity, leveraged finance, real estate and structured products. Founded in 1986, American Capital has $15 billion in capital resources under management and eight offices in the U.S., Europe and Asia. American Capital and its affiliates will consider investment opportunities from $5 million to $100 million. For further information, please refer to www.AmericanCapital.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, market conditions, conditions in the market for agency securities, and legislative and regulatory changes that could adversely affect the business of the Company. Certain factors that could cause actual results to differ materially from those contained in the forward-looking statements, are included in the Company’s periodic reports filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC’s website, www.sec.gov. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt or new information, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this release includes non-GAAP financial information, including our taxable income and certain financial metrics derived based on taxable income, which management uses in its internal analysis of results, and believes may be informative to investors. Taxable income is pre-tax income calculated in accordance with the requirements of the Internal Revenue Code rather than GAAP. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. Examples include temporary differences for unrealized gains and losses on derivative instruments and trading securities recognized in income for GAAP but excluded from taxable income until realized or settled, differences in the CPR used to amortize premiums or accrete discounts as well as treatment of start-up organizational costs, hedge ineffectiveness, and stock-based compensation and permanent differences for excise tax expense. Furthermore, taxable income can include certain estimated information and is subject to potential adjustments up to the time of filing of the appropriate tax returns, which occurs

American Capital Agency Corp.

October 26, 2010

after the end of the calendar year of the Company. The Company believes that these non-GAAP financial measures provide information useful to investors because taxable income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. The Company also believes that providing investors with our taxable income and certain financial metrics derived based on such taxable income, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because taxable income is an incomplete measure of the Company's financial performance and involves differences from net income computed in accordance with GAAP, taxable income should be considered as supplementary to, and not as a substitute for, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, our presentation of our estimated taxable income may not be comparable to other similarly-titled measures of other companies.